UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

Brookfield Property REIT Inc.
(Name of Issuer)

Class A Stock, par value $0.01 per share
(Title of Class of Securities)

11282X103
(CUSIP Number)

December 31, 2020
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐    Rule 13d-1(b)

☐    Rule 13d-1(c)

☒    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 11282X103	SCHEDULE 13G

1.	Names of Reporting Persons
Brookfield Asset Management Inc.
2.	Check the appropriate box if a member of a Group (see instructions)
(a) ☐ (b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization
Ontario
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
0
	6.	Shared Voting Power
3,036,315
	7.	Sole Dispositive Power
0
	8.	Shared Dispositive Power
3,036,315
9.	Aggregate Amount Beneficially Owned by Each Reporting Person
3,036,315
10.	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)
☐
11.	Percent of class represented by amount in row (9)
7.8%(1)
12.	Type of Reporting Person (See Instructions)
CO

Page 2 of 12 Pages

CUSIP No. 11282X103	SCHEDULE 13G

1.	Names of Reporting Persons
BUSC Finance LLC
2.	Check the appropriate box if a member of a Group (see instructions)
(a) ☐ (b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization
Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
0
	6.	Shared Voting Power
3,036,315
	7.	Sole Dispositive Power
0
	8.	Shared Dispositive Power
3,036,315
9.	Aggregate Amount Beneficially Owned by Each Reporting Person
3,036,315
10.	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)
☐
11.	Percent of class represented by amount in row (9)
7.8%(1)
12.	Type of Reporting Person (See Instructions)
OO

Page 3 of 12 Pages

CUSIP No. 11282X103	SCHEDULE 13G

1.	Names of Reporting Persons
Brookfield US Inc.
2.	Check the appropriate box if a member of a Group (see instructions)
(a) ☐ (b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization
Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
0
	6.	Shared Voting Power
3,036,315
	7.	Sole Dispositive Power
0
	8.	Shared Dispositive Power
3,036,315
9.	Aggregate Amount Beneficially Owned by Each Reporting Person
3,036,315
10.	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)
☐
11.	Percent of class represented by amount in row (9)
7.8%(1)
12.	Type of Reporting Person (See Instructions)
CO

Page 4 of 12 Pages

CUSIP No. 11282X103	SCHEDULE 13G

1.	Names of Reporting Persons
Brookfield US Holdings Inc.
2.	Check the appropriate box if a member of a Group (see instructions)
(a) ☐ (b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization
Ontario
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
0
	6.	Shared Voting Power
3,036,315
	7.	Sole Dispositive Power
0
	8.	Shared Dispositive Power
3,036,315
9.	Aggregate Amount Beneficially Owned by Each Reporting Person
3,036,315
10.	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)
☐
11.	Percent of class represented by amount in row (9)
7.8%(1)
12.	Type of Reporting Person (See Instructions)
CO

Page 5 of 12 Pages

CUSIP No. 11282X103	SCHEDULE 13G

1.	Names of Reporting Persons
Brookfield Holdings Canada Inc.
2.	Check the appropriate box if a member of a Group (see instructions)
(a) ☐ (b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization
Ontario
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
0
	6.	Shared Voting Power
3,036,315
	7.	Sole Dispositive Power
0
	8.	Shared Dispositive Power
3,036,315
9.	Aggregate Amount Beneficially Owned by Each Reporting Person
3,036,315
10.	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)
☐
11.	Percent of class represented by amount in row (9)
7.8%(1)
12.	Type of Reporting Person (See Instructions)
CO

Page 6 of 12 Pages

CUSIP No. 11282X103	SCHEDULE 13G

1.	Names of Reporting Persons
Brookfield Property Master Holdings LLC
2.	Check the appropriate box if a member of a Group (see instructions)
(a) ☐ (b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization
Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
0
	6.	Shared Voting Power
3,036,315
	7.	Sole Dispositive Power
0
	8.	Shared Dispositive Power
3,036,315
9.	Aggregate Amount Beneficially Owned by Each Reporting Person
3,036,315
10.	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)
☐
11.	Percent of class represented by amount in row (9)
7.8% (1)
12.	Type of Reporting Person (See Instructions)
OO

Page 7 of 12 Pages

CUSIP No. 11282X103	SCHEDULE 13G

1.	Names of Reporting Persons
Brookfield Property Group LLC
2.	Check the appropriate box if a member of a Group (see instructions)
(a) ☐ (b) ☒
3.	SEC Use Only

4.	Citizenship or Place of Organization
Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
0
	6.	Shared Voting Power
3,036,315
	7.	Sole Dispositive Power
0
	8.	Shared Dispositive Power
3,036,315
9.	Aggregate Amount Beneficially Owned by Each Reporting Person
3,036,315
10.	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)
☐
11.	Percent of class represented by amount in row (9)
7.8% (1)
12.	Type of Reporting Person (See Instructions)
OO

(1)	Based on a total of 39,129,457 shares of Class A Stock of Brookfield Property REIT Inc. issued and outstanding as of November 4, 2020 as reported in the Issuer’s Form 10-Q for the quarter ended September 20, 2020.

Page 8 of 12 Pages

CUSIP No. 11282X103	SCHEDULE 13G

Item 1.	Issuer

(a)       Name of Issuer: Brookfield Property REIT Inc. (the “Issuer”)

(b)       Address of Issuer’s Principal Executive Offices:

250 Vesey Street, 15th Floor

New York, NY 10281

Item 2.	Filing Person

(a)	Name of Persons Filing:

This statement is being filed jointly by each of the following persons (each a “Reporting Person”)*, each of which is affiliate of Brookfield Asset Management, Inc. (“BAM”):

Brookfield Asset Management Inc.

BUSC Finance LLC (“BUSC Finance”)

Brookfield US Inc. (“BUSI”)

Brookfield US Holdings Inc. (“BUSHI”)

Brookfield Holdings Canada Inc. (“BHC”)

Brookfield Property Master Holdings LLC (“BPMH”)

Brookfield Property Group LLC (“BPG” together with BUSC Finance, BUSI, BUSHI, BHC and BPMH, the “Brookfield Group”)

*Attached as Exhibit A is a copy of an agreement among the Reporting Persons that this Schedule 13G is being filed on behalf of each of them.

(b)	Address or Principal Business Office:

The address of each of BAM, BUSHI and BHC is:

181 Bay Street, Suite 300, Brookfield Place, Toronto, Ontario M5J 2T3, Canada

The address of each of BPG, BUSC Finance, BUSI and BPMH is:

250 Vesey Street, 15th Floor, New York, NY 10281

(c)	Citizenship: See Item 4 of the cover pages.

(d)	Title of Class of Securities: Class A Stock, par value $0.01 per share

(e)	CUSIP No.: 11282X103

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act;

(b)	☐	Bank as defined in Section 3(a)(6) of the Act;

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act;

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940;

Page 9 of 12 Pages

CUSIP No. 11282X103	SCHEDULE 13G

(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

(j)	☐	A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution: ____________

Item 4.	Ownership

The information required by Items 4(a) – (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person is incorporated herein by reference for each such Reporting Person.

Each of the Reporting Persons expressly disclaims, to the extent permitted by applicable law, the existence of a “group” (within the meaning of the Act and Rule 13d-5 thereunder) involving BAM, and beneficial ownership of all shares of Class A Stock of Brookfield Property REIT Inc. held by BAM or by any other Reporting Person. The filing of this statement shall not be deemed an admission that the Reporting Persons are the beneficial owners of any securities reported herein. Information with respect to each of the Reporting Persons is given solely by such Reporting Person, and no Reporting Person has responsibility for the accuracy or completeness of information provided by another Reporting Person.

Item 5.	Ownership of Five Percent or Less of a Class

Not applicable

Item 6.	Ownership of more than Five Percent on Behalf of Another Person

Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not applicable

Item 8.	Identification and Classification of Members of the Group

Not applicable

Item 9.	Notice of Dissolution of Group

Not applicable

Item 10.	Certifications

Not applicable

Page 10 of 12 Pages

CUSIP No. 11282X103	SCHEDULE 13G

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 8, 2021

BROOKFIELD ASSET MANAGEMENT INC.

By:	/s/ Kathy Sarpash
Name: Kathy Sarpash
Title: Senior Vice-President

BUSC FINANCE LLC

By:	/s/ Kathy Sarpash
Name: Kathy Sarpash
Title: Secretary

BROOKFIELD US INC.

By:	/s/ Kathy Sarpash
Name: Kathy Sarpash
Title: Secretary

BROOKFIELD US HOLDINGS INC.

By:	/s/ Kathy Sarpash
Name: Kathy Sarpash
Title: Vice-President and Secretary

BROOKFIELD HOLDINGS CANADA INC.

By:	/s/ Kathy Sarpash
Name: Kathy Sarpash
Title: Vice-President and Secretary

BROOKFIELD PROPERTY MASTER HOLDINGS LLC

By:	/s/ Polina Kushelev
Name: Polina Kushelev
Title: Vice President

BROOKFIELD PROPERTY GROUP LLC

By:	/s/ Polina Kushelev
Name: Polina Kushelev
Title: Vice President

Page 11 of 12 Pages

EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree and acknowledge that the information required by this Schedule 13G, to which this Joint Filing Agreement is attached as an exhibit, is filed on behalf of each of them. The undersigned further agree that any further amendments or supplements thereto shall also be filed on behalf of each of them.

Dated: February 8, 2021

BROOKFIELD ASSET MANAGEMENT INC.

By:	/s/ Kathy Sarpash
Name: Kathy Sarpash
Title: Senior Vice-President

BUSC FINANCE LLC

By:	/s/ Kathy Sarpash
Name: Kathy Sarpash
Title: Secretary

BROOKFIELD US INC.

By:	/s/ Kathy Sarpash
Name: Kathy Sarpash
Title: Secretary

BROOKFIELD US HOLDINGS INC.

By:	/s/ Kathy Sarpash
Name: Kathy Sarpash
Title: Vice-President and Secretary

BROOKFIELD HOLDINGS CANADA INC.

By:	/s/ Kathy Sarpash
Name: Kathy Sarpash
Title: Vice-President and Secretary

BROOKFIELD PROPERTY MASTER HOLDINGS LLC

By:	/s/ Polina Kushelev
Name: Polina Kushelev
Title: Vice President

BROOKFIELD PROPERTY GROUP LLC

By:	/s/ Polina Kushelev
Name: Polina Kushelev
Title: Vice President

Page 12 of 12 Pages